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                                                                    Exhibit 5.2

"401(a)(17) Model Amendment"            "401(a)(31) Model Amendment

INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P O BOX A S647 QPN20-6
CHICAGO, IL 60670
                                                Employee Identification Number
                                                      40-0791870
 Date:  FEB 26 1993                             File Folder Number:
                                                      360094186
                                                Person to Contact:
                                                      MS. G. LORBER
QUALIFIED PLAN CONSULTANTS                      Contact Telephone Number
   INC                                                (317) 886-4642
1400 POLK STREET PO BOX 1167                    Plan Name:
GREAT BEND, KS  67630                                 NONSTANDARDIZED 401 K PLAN

                                                Plan Number: 005

                                                Letter Serial Numbers:
                                                      D8360548

Dear Applicant:

     The amendment to the form of the plan identified above is acceptable under section 401(a) or 403(a) of the Internal Revenue Code. This letter relates only to the amendment to the form of the plan. It is not a determination of any other amendment or of the form of the plan as a whole or on the effect of other federal or local statutes.

     You must furnish a copy of this letter and the enclosed publication to each employer who adopts this plan. You must also send a copy of this letter, copy of the approved form of the plan, and any approved amendments and related documents to each key District Director of the Internal Revenue Service in whose jurisdiction there are adopting employers.

     The acceptability of the form of the plan is not a ruling or determination as to whether an employer's plan qualifies under Code section 401(a). To adopt the form of the plan, the employer should apply for a determination letter by filing an application with the key District Director of the Internal Revenue Service on Form 5907, Application for Determination for Adopters of Master or Prototype, Regional Prototype or Volume Submitter Plans.

     Please advise those adopting the plan to contact you if they have any questions about the operation of the plan.

     We have sent a copy of this letter to your representative as indicated in your Power of Attorney.

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     If you have any questions on our processing of this case, please call the above telephone number. If you write, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

     You should keep this letter as a permanent record.

                                             Sincerely yours,

                                             /s/ Marilyn W. Day
                                             District Director

Enclosures
Publication 1408